Exhibit (k)(2)

AGREEMENT FOR PRIME BROKERAGE

Office:

Account(s):

Pershing LLC (“Pershing”) and the undersigned or its Agent (in either case, the “Customer”) have entered into this Agreement For Prime Brokerage, Electronic Services and Margin Financing Services as set forth herein (the “Agreement”).

I.	PRIME BROKERAGE SERVICES

In addition to maintaining an account or accounts (“Account”) with Pershing and executing transactions therein, Customer maintains brokerage accounts with a number of other brokers and may, from time to time, place orders to be executed by one or more of these brokers designating Pershing as Customer’s prime broker in accordance with the letter dated January 25, 1994 from the Division of Market Regulation of the Securities and Exchange Commission (or, if applicable, any subsequent amending or superseding letter or order, rule or regulation) (the “No-Action Letter”). Subject to the terms and conditions set forth herein, Pershing agrees to act as prime broker for Customer and to perform certain settlement and clearance services in connection with such transactions (“Prime Brokerage Transactions”).

1. Applicable Transactions; Limitations. The terms of this Section I shall apply only to Prime Brokerage Transactions executed by Customer with such brokers as Customer may designate to Pershing. Such brokers will either be self-clearing executing brokers or introducing executing brokers. If the latter, Customer will provide to Pershing the name of the firm clearing for Customer’s introducing broker. In either case, the self-clearing executing broker and the clearing firm of the executing introducing broker is referred to herein as the “Executing Broker”. Customer and Pershing may each add to or delete from the list of Executing Brokers by not less than one (1) Business Day’s prior notice to the other party, provided that no addition may be made without Pershing’s consent (which shall not be unreasonably withheld) nor will any addition be effective until all documentation required or deemed necessary or appropriate by Pershing in its reasonable discretion has been completed. Notwithstanding the forgoing, Pershing may delete an Executing Broker from the list immediately upon prompt notice if in Pershing’s commercially reasonable discretion Pershing deems it advisable for its protection or if it is required to do so by Applicable Law.

The terms as set forth in this Agreement shall apply only to Prime Brokerage Transactions in debt and equity securities cleared and settled through United States clearance and settlement systems and in such other securities and instruments as are otherwise specifically approved by Pershing for clearance for the purposes of being governed by the terms as set forth in this Section I and identified to Customer from time to time (all such securities and instruments, being “Covered Securities”). It is expressly understood and agreed that, with respect to Prime Brokerage Transactions in non-Covered Securities, Pershing shall have no obligation to Customer or to any third party to clear or settle trades executed by Customer, and Customer shall inform its Executing Brokers that the Executing Broker may look only to Customer for the settlement of such Prime Brokerage Transactions and the resolution of any claim or dispute relating thereto.

2. Customer Acknowledgement. Customer acknowledges that Prime Brokerage Transactions are subject to applicable laws and regulations and to the requirements of the No-Action Letter. Customer further acknowledges that Pershing will, as required by the No-Action Letter and applicable law, enter into contractual arrangements pertaining to Prime Brokerage Transactions for Customer’s account (“Contractual Arrangements”) with the Executing Brokers identified on the list described above. Customer acknowledges and agrees that Pershing shall have no suitability obligation to Customer in connection with trades placed by Customer or for Customer by an investment adviser or other agent.

3. Accounts with Executing Brokers. Customer shall not begin to effect Prime Brokerage Transactions with an Executing Broker until Customer advises Pershing of its intent to do so and Pershing thereafter advises Customer that Pershing and the Executing Broker have executed the appropriate Contractual Arrangements with respect thereto. Customer understands and agrees that the Contractual Arrangements may affect Pershing’s dealings with Customer accordance with Pershing’s normal

©2014 Pershing LLC. Member FIN RA, NYSE, SIPC, is a subsidiary of The Bank of New York Mellon Corporation.
Trademark(s) belong to their respective owners.	Page 1 of 22

procedures. Customer agrees to accept any restrictions or limitations affecting its Account with Pershing that may result from such Contractual Arrangements and Pershing’s dealings with Executing Brokers. Pershing reserves the right at any time but with prior notice to Customer, where practicable, to place a limit on the type or size of Prime Brokerage Transactions which may be effected by Customer with Executing Brokers generally or with any particular Executing Broker, provided no limit shall be effective with respect to transactions which Pershing has affirmed, or otherwise agreed to clear or settle prior to placing such limits. Pershing shall endeavor to provide reasonable notice to customer prior to placing any such limits. However, such notice shall not be a condition precedent to taking such action. Customer acknowledges that Pershing has not recommended or endorsed any Executing Brokers and Pershing shall not be responsible or liable for any acts or omissions of any Executing Broker or its employees. Customer agrees that, as between Pershing and Customer, any Losses resulting from any action or failure to take action by an Executing Broker or its agents or other third party with respect to Customer or its Accounts, including, without limitation, the insolvency of any such party or the failure of any such party to fulfill its settlement obligations, will be borne solely by Customer and Customer agrees to indemnify Pershing, and to hold Pershing harmless, in connection therewith, unless such Losses are a result of Pershing’s gross negligence, material breach of this Agreement or willful misconduct.

4. Communications with Executing Brokers. Customer understands and agrees that Pershing may be required by the No-Action Letter, applicable law or by the Contractual Arrangements, or that Pershing may otherwise reasonably deem it necessary or appropriate, to communicate information concerning Customer and the Account to Executing Brokers. Such information may include: (i) whether the net equity in the Account falls below certain minimums set forth in the No-Action Letter; (ii) information regarding the allocation of Prime Brokerage Transactions to sub-accounts, if applicable; and (iii) other matters requested by Executing Brokers, after consultation with Customer; and (iv) such other information as Pershing may reasonably deem necessary for Pershing’s own protection, provided the release of such information is in accordance with applicable law, rule or regulation and Pershing’s Privacy Policy. Customer hereby consents to, and agrees to hold Pershing harmless with respect to, the release to Executing Brokers of any and all information regarding Customer and the Account in accordance with the foregoing absent the gross negligence, material breach of this Agreement or willful misconduct of Pershing.

5. Reporting of Trade Information; Affirmation and Settlement. Customer agrees to notify Pershing (or cause Pershing to be notified by persons it has authorized in writing to do so) by 5:30 P.M. (Eastern Time) on any trade date of the details of all Prime Brokerage Transactions effected by or on behalf of Customer through Executing Brokers for such date. Customer will supply Pershing with the following information to the extent known for each transaction: (a) Account Name; (b) Name of Executing Broker (and clearing broker, if different); (c) Security name, quantity and security symbol (or CUSIP number if no security symbol exists or is known); (d) Whether transaction is a buy, buy to cover, sell or sell short transaction; (e) Price per share or other unit (if a trade is to be reported on an average price basis, Customer must compute the average price to four decimal places); (f) Exchange or other market where executed; (g) Commission rate; (h) Total execution and commission costs; (i) If an options transaction is involved, whether the transaction is an opening or closing transaction; (j) The trade date and settlement date; (k) For trades in non-U.S. markets, all other information required for Pershing to settle such trades and as notified to Customer from time to time; and (1) Settlement instructions.

Customer understands and agrees that, subject to the provisions of this Agreement and Pershing’s internal policies and procedures, Pershing will affirm and settle transactions with an Executing Broker only to the extent that the information provided by such Executing Broker matches the trade information submitted to Pershing by Customer. Customer understands and agrees that Pershing may “DK” or otherwise decline to affirm and settle any and all trades as to which Customer has not timely provided the foregoing information. If Customer has provided information to Pershing that does not match the information provided to Pershing by the Executing Broker, and if time permits, Pershing will reasonably attempt to contact Customer so that Customer can reconcile the differences in the reported information. If such contact and reconciliation is not made, Pershing may, in Pershing’s commercially reasonable discretion: (i) settle such Prime Brokerage Transactions on Customer’s behalf if, in Pershing’s commercially reasonable judgment, the differences between Customer’s report and the Executing Broker’s report are not material; or (ii) “DK” or otherwise decline to affirm and settle any such Prime Brokerage Transactions.

©2014 Pershing LLC. Member FIN RA, NYSE, SIPC, is a subsidiary of The Bank of New York Mellon Corporation.
Trademark(s) belong to their respective owners.	Page 2 of 22

Customer further understands and agrees that if Pershing is responsible for settling a short sale on behalf of Customer, or if Customer fails to deliver any securities it has sold in a long sale, Pershing is authorized to borrow or obtain the securities necessary to enable Pershing to make delivery. Customer agrees to be responsible for any actual cost or loss Pershing incurs in sourcing and maintaining the borrow, or the actual cost Pershing incurs in obtaining the securities if Pershing is unable to borrow such securities.

Customer expressly acknowledges and agrees that Pershing shall have no responsibility or liability with respect to trade data that is not received by Pershing in the manner provided above. Customer further acknowledges that, under any of the circumstances described in Section I, Paragraph 12 of this Agreement, Pershing may decline to settle Customer’s Prime Brokerage Transactions. In any such case, Pershing will use reasonable efforts to so advise Customer promptly and Pershing will “DK” or disaffirm such transaction or transactions in accordance with the terms of the No-Action Letter, the Contractual Arrangements, and applicable rules and procedures of any clearing agency registered pursuant to Section 17A of the Securities Exchange Act of 1934 (the “Exchange Act”) that Pershing has agreed to use with Customer and its Executing Brokers. Under such circumstances, Customer acknowledges that it will be obligated to settle the Prime Brokerage Transactions directly with the Executing Broker. Customer understands that the Contractual Arrangements may limit Pershing’s discretion and require Pershing to disaffirm certain Prime Brokerage Transactions that Pershing would have otherwise agreed to effect, and Customer agrees that Pershing shall be held harmless for reasonably complying with such Contractual Arrangements; provided Customer has received notice of any such need to comply with such Contractual Arrangements.

6. Confirmations. If Customer has instructed Executing Brokers to send trade confirmations to Customer in care of Pershing, Pershing agrees that such confirmations will be made available to Customer, without charge, upon its request. On the day following Pershing’s receipt of information from Customer regarding any Prime Brokerage Transaction, Pershing agrees to send to Customer a notification of each such trade based on the information supplied to Pershing by Customer. Any trade notifications issued by Pershing as prime broker shall indicate the name of the Executing Broker involved and the other information required by the No-Action Letter, provided that Pershing shall have received such information in the manner and to the extent provided herein from Customer. Customer acknowledges that Pershing has requested that Customer supply Pershing with all information required by Rule 10b-10 under the Exchange Act with respect to each Prime Brokerage Transaction. Customer understands and agrees that the notifications sent by Pershing will be based solely upon the information supplied by Customer and that Pershing assumes no responsibility, and Customer will hold Pershing harmless in connection therewith absent Pershing’s gross negligence, material breach of this Agreement or willful misconduct.

7. Status of Customer. Customer represents and warrants to Pershing that no one except Customer has a direct beneficial interest in the Account. In the event that Customer is represented by an investment advisor or other agent, Customer acknowledges and agrees that such agent is authorized to instruct Pershing with respect to Customer’s Prime Brokerage Transactions and shall have all powers necessary in connection therewith, including, without limitation, full access, personally or through its agents, to Customer’s Account information through whatever medium Pershing may reasonably choose for transmitting such information pursuant to Pershing’s agreement with such agent. Customer further acknowledges that Prime Brokerage Transactions authorized by such an agent may, at such agent’s instruction, be commingled with those of other customers of the agent for settlement as a single bulk trade with Pershing, may be reported on an average price basis, and may later be allocated by such agent among such customers. Customer agrees that Pershing shall in no event be responsible for making any determination relating to the suitability of any transaction for Customer’s Account.

8. Minimum Net Equity. Customer shall, at all times, maintain in the Account a minimum net equity with Pershing of that required in the No-Action Letter. Customer shall maintain such minimum net equity in cash or securities with a ready market and shall, upon Pershing’s request, promptly (but no later than within five (5) business days) restore such net equity if it should fall below such minimum. Customer understands and agrees that failure to maintain a minimum net equity at least equal to that required by the No-Action Letter, after giving effect to any applicable grace period, will require Pershing promptly to inform Executing Brokers that Pershing is no longer acting as prime broker for Customer and that Pershing will “DK” or disaffirm any Prime Brokerage Transactions commenced thereafter by or on behalf of Customer. In addition, Customer acknowledges that failure to maintain a minimum net equity at least equal to that established by Pershing, will permit Pershing,

©2014 Pershing LLC. Member FIN RA, NYSE, SIPC, is a subsidiary of The Bank of New York Mellon Corporation.
Trademark(s) belong to their respective owners.	Page 3 of 22

in its sole discretion, to “DK” or disaffirm Prime Brokerage Transactions by or on behalf of Customer in accordance with the No-Action Letter.

9. Restricted Securities. Prior to instructing the delivery into Customer’s Account (by purchase or otherwise) of Restricted Securities, (as defined in Section V, Paragraph 6 of this Agreement), Customer agrees that it is responsible for ensuring that Customer’s Account is eligible to receive such Restricted Securities. Additionally, prior to placing an order for the sale or transfer of any Restricted Securities, Customer agrees that it will advise the relevant Executing Broker of the status of the securities and furnish such Executing Broker with the necessary documents to satisfy legal transfer requirements. These securities may not be sold or transferred until they satisfy legal transfer requirements. Customer agrees that even if the necessary documents are furnished by it in a timely manner, there may be delays in the delivery of securities and the subsequent crediting of cash by Pershing to Customer’s Account. Customer is responsible for any delays, reasonable expenses, and losses associated with compliance or failure to comply with any and all of the requirements and rules relating to Restricted Securities and agrees to hold Pershing harmless in connection therewith absent Pershing’s gross negligence, material breach of this Agreement or willful misconduct.

10. Timely Settlement. Customer agrees that it is responsible to Pershing for timely payment and delivery in connection with the settlement of all Prime Brokerage Transactions for which Pershing becomes responsible pursuant to the Contractual Arrangements. Customer agrees to cooperate with Pershing in resolving disputes with Executing Brokers related to settlement of Prime Brokerage Transactions. Customer will be responsible for any losses, claims and reasonable expenses, including those resulting from buy-ins or sell-outs of securities, resulting from failure to timely settle such transactions and will hold Pershing harmless in connection therewith, absent Pershing’s gross negligence, material breach of this Agreement or willful misconduct.

11. Provisional Credits. Customer understands and agrees that although Pershing may credit or debit Customer’s account on or about the settlement date with respect to a transaction executed by an Executing Broker, such credit is conditional and may be reversed upon the failure of the Executing Broker’s delivery against payment or payment against delivery, as applicable. Any losses resulting from the Executing Broker’s failure to consummate any such transaction will, as between Pershing and Customer, be borne solely by Customer and Pershing shall have no responsibility or liability to Customer or any third party with respect thereto, absent Pershing’s gross negligence, material breach of this Agreement or willful misconduct.

12. Prime Broker Ceasing to Act. Customer understands and agrees that Pershing may, (a) at any time, cease to act as prime broker for Customer’s Account or maintain direct customer accounts in response to or due to any action taken by any regulatory authority, law enforcement agency or other governmental entity, (b) decline to affirm, clear and settle any Prime Brokerage Transaction to the extent permissible by the No-Action Letter, or upon the occurrence of a Close-Out Event as defined in Section V, paragraph 4, or (c)at any time decline to affirm, clear and settle any transactions effected by an Executing Broker other than a Prime Brokerage Transaction. Pershing will endeavor to provide reasonable notice prior to taking any of the foregoing actions. If Pershing does cease to act or so declines pursuant to clause (b) above, Pershing will make reasonable efforts to provide prior notice to Customer, but such notice shall not be a condition to Pershing’s right to cease to act as prime broker or to decline to affirm, clear or settle Prime Brokerage Transactions and Pershing shall incur no liability to Customer or any third party for exercising such right unless exercised in bad faith. In any such case and in the case of any termination of this Agreement, Customer understands and agrees that Customer must settle outstanding trades that have been “DK’d” or disaffirmed and all future trades (in the event this Agreement is terminated) directly with the Executing Broker.

13. Security. Customer shall be responsible for safeguarding any testkeys, identification codes or other security devices which Pershing shall make available to Customer, including any of the foregoing used to transmit instructions, and Pershing shall have no liability for any loss incurred by Customer arising out of any failure or misuse of SWIFT, tested telex or any “on- line” system used to transmit instructions.

14. Capital Introduction and Consulting Services. Customer understands and agrees that Pershing may provide capital introduction services and consulting services to Customer’s Investment Advisor and/or Sub-Advisor (the “Agent”). Capital introduction services involve Pershing introducing potential investors to Agent.

©2014 Pershing LLC. Member FIN RA, NYSE, SIPC, is a subsidiary of The Bank of New York Mellon Corporation.
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Consulting services may take the form of, but are not limited in scope to, assistance with identifying technology and design and build professional service providers, assistance with facilities management requirements, applications and business processes and service providers, property searches, information technology project management and office design and build project management.

By executing this Agreement and continuing to receive prime brokerage services from Pershing, you are acknowledging that from time to time Pershing may be subject to actual or potential conflicts of interest arising out of the provision of these services to Agent, including, for example, that the fees, commissions and other revenues Pershing earns or expects to earn through an Account may be a significant factor in Pershing’s determining whether Agent receives capital introduction services or receives consulting services from Pershing.

You also acknowledge that in the event that Pershing has provided or provides consulting services to Agent, Pershing has or may develop business relationships with, and earn fees, commissions and other revenues from, third party service providers brought to the attention of Agent by Pershing. Such relationships with third party service providers may conflict with any relationship Pershing has or may develop with Customer or Agent.

In the event Pershing provides capital introduction or consulting services to Agent, such services will be in complement to, and not in place of, the services provided by Agent’s independent professional advisors and service providers. The capital introduction or consulting services that may be provided by Pershing to your Agent do not form any part of the prime brokerage services provided to Customer by Pershing and no fees are payable by Customer or Agent in respect of such services.

Customer should not construe Agent’s receipt of capital introduction services or consulting services as an approval or endorsement of Agent or any of its advisory customers. Pershing shall be under no obligation to disclose to Customer any information it obtains in the course of providing capital introduction or consulting services to Agent.

II.	ELECTRONIC SERVICES

Pursuant to the following terms and conditions of this Agreement, Pershing (a) will allow access to its website(s) to allow Customer to view and/or download information about Customer’s Account with Pershing and, if applicable, (b) will deliver prospectuses, disclosure documents, monthly account statements, confirmations and other communications electronically, via e-mail, file protocol transfer, or any other similar method when such delivery is available (the “Electronic Services”).

1. Access to the Electronic Services. Customer acknowledges and agrees that the Electronic Services may only be used by a User to whom Pershing has issued a User ID and authorized a Password, as these terms are defined below. Pershing reserves the right to terminate, suspend or change any User ID or Password and to limit or restrict, in its sole discretion, the Electronic Services offered to Customer or User. Unless authorized by Pershing, the Electronic Services may only be used by Users who reside within the United States. A “User” is Customer and any person whom Customer has authorized, in a manner designated by Pershing, to access Customer’s Account with Pershing through the Electronic Services. “User ID” means an alpha-numeric code that uniquely identifies a User for purposes of the Electronic Services, and “Password” means any authentication device (including alpha-numeric codes) associated with a User ID that Pershing may now or in the future require for access to Customer’s Account through the Electronic Services.

2. Customer’s Responsibilities. Customer is fully responsible for all acts and omissions relating to the use of the Electronic Services for its Account and the use of information regarding Customer’s Account, by any person who uses the User ID and Password of any of Customer’s Users absent Pershing’s gross negligence or willful misconduct. Customer may not, and shall ensure that its Users do not, share its User IDs or Passwords with others, and must notify Pershing immediately if it knows or suspects that the confidentiality of the Password of any of its Users has been compromised. Only persons to whom Pershing has issued a User ID may use the Electronic Services under that User ID. Customer further agrees to notify Pershing of the names of any Users whom it wishes to have view-only access, if such access is available, or any other type of authority relating to its Account or User ID. If Pershing grants such access or authority, Customer agrees to be bound by any transactions in Customer’s Account or any agreements that these persons enter into with Pershing on Customer’s behalf. Customer further agrees to abide by all other rules and procedures regarding the use of the Electronic Services that Pershing may establish from time to time.

©2014 Pershing LLC. Member FIN RA, NYSE, SIPC, is a subsidiary of The Bank of New York Mellon Corporation.
Trademark(s) belong to their respective owners.	Page 5 of 22

3. Information Made Available Through The Electronic Services.

a. The documents and other information delivered electronically may be formatted in Adobe Acrobat’s portable document format (“PDF”), hypertext mark-up language (“HTML”) or other file formats Pershing deems appropriate. In order to view or print documents provided in PDF, Customer will have to obtain the Adobe Acrobat Reader, which is available free of charge at Adobe’s website (located at www.adobe.com) and install it on Customer’s computer. If Pershing changes to a format other than HTML or PDF, Pershing will provide Customer with a statement of any new hardware and software requirements for accessing and retaining the information, and access to appropriate software and technical assistance if necessary. Customer is responsible for having any necessary hardware, software or other technology to access the Electronic Services and any information sent electronically, including a printer or other device to download and save any information that Customer may wish to retain.

b. Customer is permitted to store, display, analyze, modify, reformat and print the information made available to Customer via the Electronic Services only for its own use. Customer agrees not to publish, transmit or otherwise reproduce this information, in whole or in part, in any format to any third party without the express written consent of Pershing or its third party providers. Customer further agrees not to alter, obscure or remove any copyright, trademark or any other notices that are provided to Customer in connection with the information. Pershing reserves the right, at any time and from time to time, in the interests of its own editorial discretion and reasonable business judgment to add, modify or remove any of the information and to terminate or restrict Customer’s access to the information. Pershing will make reasonable efforts to notify customer prior to taking such actions if practical under the circumstances. However, such notice is not a condition precedent to taking such actions. The terms of this Section II of the Agreement are not intended and will not transfer or grant any rights in or to the information other than those which are specifically described in this Section II of the Agreement, and all rights not expressly granted in this Section II of the Agreement are reserved by Pershing or the third party providers from whom Pershing has obtained the information.

4. Representation and Warranties. Customer represents and warrants that: (a) Customer will not use the Electronic Services in contravention of the terms of this Agreement and any applicable rules and regulations, (b) Customer will use the Electronic Services only for the benefit of Customer’s Account and not on behalf of any other party, (c) with the exception of Web browser software and other applications specifically approved by Pershing in writing, Customer agrees not to use (or allow another person to use) any software, program, application or other device, directly or indirectly, to access or obtain information though the Electronic Services or to automate the process of accessing or obtaining such information, and (d) any information that Customer provides to Pershing will be accurate and complete in all material respects. Neither Pershing nor any third party provider make any warranty whatsoever, express or implied, to Customer or to any other persons as to the Electronic Services. Customer expressly acknowledges and agrees that the Electronic Services are provided by Pershing and its third party providers on an “as is” basis at Customer’s sole risk and that Pershing and its third party providers expressly disclaim any implied warranties of merchantability or fitness for a particular purpose, including any warranty regarding the use or the results of the use of the services with respect to their correctness, completeness, quality, reliability and performance. Neither Pershing, nor any third party contributing in any manner to the Electronic Services will have any responsibility to maintain the Electronic Services or to provide any corrections, updates or releases in connection with them.

5. Limitation of Liability; Indemnity.

a. Except as otherwise provided by law, Pershing shall not be liable for any Losses by or with respect to any matters pertaining to the Electronic Services, except to the extent that such Losses are actual Losses have resulted from Pershing’s gross negligence, material breach of this Agreement or willful misconduct.

b. Customer agrees that Pershing will have no liability absent Pershing’s gross negligence or willful misconduct, contingent or otherwise, to Customer or any of Customer’s Users: (i) for the correctness, completeness, quality, reliability, performance or continued availability of the Electronic Services, (ii) for any special, indirect, incidental or consequential damages that may be incurred or experienced on account of Customer’s use or attempted use of the Electronic Services even if Pershing has been advised of the possibility of such damages, (iii) for any failure to inform Customer of difficulties (including systems delays) experienced by Pershing or third party providers with respect to the use of the Electronic

©2014 Pershing LLC. Member FIN RA, NYSE, SIPC, is a subsidiary of The Bank of New York Mellon Corporation.
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Services, (iv) to verify, correct, complete or update any information made available via the Electronic Services, or (v) for the failure of any connection to the Electronic Services to provide or maintain Customer’s access to the Electronic Services, or for any interruption or disruption of such access or any erroneous communications between Pershing and Customer, regardless of whether the connection or communication service is provided by Pershing or a third party. For the avoidance of doubt, Pershing shall not in any event, including but not limited to Pershing’s gross negligence, be liable for any special, indirect, incidental or consequential damages.

c. Customer agrees to indemnify and hold harmless Pershing from and against any and all Losses, as incurred, arising from Customer’s or any of Customer’s Users’ actions: (i) alleging a false or misleading statement in any of the representations and warranties provided by Customer in this Section II of the Agreement or (ii) arising out of a material violation of this Section II of the Agreement; in each case, absent Pershing’s gross negligence, material breach of this Agreement or wilful misconduct. As used in this Paragraph 5, the term Pershing includes all of the third party providers who provide Pershing with or otherwise assist it with any portion of the Electronic Services. Such third party providers will have no liability to Customer for monetary damages on account of the Electronic Services provided to Customer under this Section II of the Agreement.

d. Notwithstanding anything to the contrary herein, Pershing’s liability shall be limited to actual and direct damages. Pershing shall, in no way, be liable for special, indirect, incidental or consequential damages even if it has been informed of such damages.

6. Internet Communications. Pershing will take commercially reasonable measures to protect the confidentiality of information that it transmits to Customer over the Internet. Customer acknowledges, however, that the Internet is not a secure network and that communications transmitted over the Internet may be accessed by unauthorized or unintended third parties. Customer further acknowledges that Pershing may be unable to assist with problems that result from difficulties that Customer may encounter while logging on to or accessing the Electronic Services.

7. Consent to Delivery of Confirmations, Account Statements and Other Information via Electronic Media. If Customer is not a natural person, both Customer and Pershing hereby consent to receiving all notices, communications and other information from each other electronically. This information may be provided via an online posting on Pershing’s website, email, file transfer protocol, CD-ROM or otherwise through the Electronic Services. Furthermore, Customer authorizes Pershing to deliver or to have Pershing deliver information to Customer by sending Customer a notice that directs Customer to a website that contains the information and from which it can be read and printed. Customer agrees that the sending of the notice by Pershing or by Pershing through a third party will constitute good and effective delivery of the information to Customer, regardless of whether Customer actually accesses the website containing the information. Customer acknowledges that Customer may incur expenses (such as online service provider charges) associated with Customer’s use of the Electronic Services and the electronic delivery of information to it and agrees that Customer will be solely responsible for all such expenses. In addition, Customer acknowledges and agrees that:

a. Pershing may, but is not required to, send Customer paper copies of any information that it is entitled to deliver to Customer electronically. Furthermore, at Customer’s request, Pershing will send or will have a third party send paper copies of any information that the law requires Pershing to provide. Customer may request paper copies of information by contacting Pershing. However, Pershing may charge a reasonable service charge for the delivery of paper copies of any information provided to Customer electronically pursuant to this Section II of the Agreement. Customer agrees, however, that neither Customer’s request for, nor Pershing’s delivery of, a paper copy will imply that the previous electronic delivery of the information did not constitute good and effective delivery.

b. Customer may revoke this consent to electronic delivery at any time by giving Pershing written notice of such revocation. Such revocation shall include the address that Customer desires all information to be sent to and will be effective after Pershing has had reasonable time to act on such notice. Until Pershing has received and had a reasonable time to act on any notice of a change, Pershing may continue to send information to Customer’s previous e-mail address, IP address, facsimile number or other electronic address, and any such information will be deemed to have been delivered to Customer, whether or not Customer has actually received it. Customer agrees, however, that if Customer revokes its consent to electronic delivery, Pershing may restrict or terminate Customer’s access to the Electronic Services, or eliminate product features of Customer’s Account.

©2014 Pershing LLC. Member FIN RA, NYSE, SIPC, is a subsidiary of The Bank of New York Mellon Corporation.
Trademark(s) belong to their respective owners.	Page 7 of 22

c. The scope of this consent to electronic delivery includes, but is not limited to, prospectuses and other disclosure documents, confirmations, Account statements, margin and maintenance calls, and any other information delivered or provided to Customer by Pershing or by a third party on behalf of Pershing, the issuers of the securities in which Customer invests and other parties in connection with Customer’s Account when such electronic delivery is available.

d. Customer will promptly notify Pershing in writing of any change in Customer’s e-mail address, IP address, facsimile number or any other electronic delivery address agreed between Customer and Pershing. Customer may provide notice of a change in its electronic delivery address by giving written notice to Pershing. Until Pershing has received and had a reasonable time to act on any notice of a change (but no longer than 2 Business Days), Pershing may continue to send or have a third party send information to Customer’s previous email address, IP address, facsimile number or other electronic address, and any such information will be deemed to have been delivered to Customer, whether or not Customer has actually received it unless Pershing has actual knowledge to the contrary.

III.	MARGIN FINANCING

When Customer purchases securities, Customer may pay for the securities in full or Customer may borrow part of the purchase price from Pershing. If Customer intends to borrow funds in connection with Customer’s Account, Customer must open a margin account, which will be carried by Pershing. Customer acknowledges that securities not fully paid for by the undersigned may be loaned to Pershing or loaned out to others, and as permitted by law, certain securities in the undersigned’s account, may be used for, among other things, settling short sales and lending the securities for short sales, and as a result Pershing may receive compensation in connection therewith. Pershing does not lend fully paid for securities without your prior written permission. Fully paid for securities held in a cash account (unless otherwise agreed in a separate written agreement) and fully paid for securities held in a margin account in which there is no debit balance are not loaned.

1. Risk Factors. By applying for a margin account or placing an order on margin, Customer acknowledges receipt of Pershing’s Margin Risk Disclosure Statement. Customer further acknowledges that it has carefully considered all of the factors set forth in this paragraph as well as the terms set forth in this Section III and, has thereupon, decided that margin financing is appropriate for Customer.

Margin transactions involve the possibility of greater loss than transactions for which Customer is not borrowing money. If the value of the securities in Customer’s Account falls, Customer may be required to deposit additional assets to secure Customer’s loan On Demand (as defined below). To the extent Customer fails to deposit such assets On Demand, Pershing may sell Customer’s securities solely to the extent necessary to pay down or pay off the loan without prior notice to Customer and at a loss or at lower prices than under other circumstances. Customer remains solely liable for any deficiencies arising from such sales, absent Pershing’s gross negligence, material breach of this Agreement or willful misconduct.

Customer agrees to carefully consider Customer’s own financial condition, tolerance for risk and investment objectives, as well as market conditions, before Customer decides to use margin credit or short selling strategies. Customer acknowledges that Pershing has made available to Customer certain information relating to margin trading and that before submitting Customer’s application for a margin account, Customer represents and warrants to Pershing that Customer has had an opportunity to discuss with Pershing the risks associated with the use of margin and that the use of margin is consistent with Customer’s investment objectives as provided to Pershing.

2. Margin Account Operation. Customer agrees to maintain margin for Customer’s Account as Pershing may reasonably require from time to time, which may exceed those required by applicable rules and regulations. Customer agrees to promptly satisfy On Demand all margin and maintenance calls, pay reasonable interest charges which are imposed, in accordance with Pershing’s usual custom, with respect to Customer’s Account and to pay On Demand any debit balance owing with respect to Customer’s Account. For the purposes of this Agreement, “On Demand” shall mean (l) if demand is made by 10:00 a.m. Eastern Standard Time, payment shall be made by 5:00 p.m. that Business Day; and (2) if demand is made after 10:00 a.m. Eastern Standard Time, payment shall be made by 12:00 p.m. Eastern Standard Time on the following Business Day. Customer agrees that securities in Customer’s Account may be carried in Pershing’s general loans and may be pledged, repledged, hypothecated, rehypothecated, sold, lent or otherwise transferred (together, “Use”) separately or in common with other securities for the sums due to

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Pershing thereon or for a greater sum; provided, however, that, for the avoidance of doubt, nothing herein shall be deemed to grant authority to Pershing to loan, pledge, hypothecate, re-hypothecate, sell or re-register “fully paid securities” or “excess margin securities”, as such terms are defined in Rule 15c3-3; provided further, Pershing hereby agrees to limit its right of Use hereunder to 140% of the Customer’s indebtedness to Pershing under this Agreement in connection with the purchase and sale of securities unless Customer agrees to sign a Fully Paid Lending Agreement giving Pershing the right to use excess margin. Customer understands (i) that Pershing might not retain, in its possession or control for delivery a like amount of similar securities; (ii) that certain rights of ownership, including the right to vote such securities, may be transferred to Pershing or by Pershing to others and that, as a consequence, Customer may not be eligible for certain dividend tax benefits based on current tax laws. Customer agrees that Pershing may, in its reasonable discretion, transfer securities held in Customer’s Account, including Customer’s cash account, to Customer’s margin account. Any securities so transferred may be pledged or rehypothecated by Pershing as provided in the Agreement. Although there may be circumstances where Pershing may liquidate securities in the Account without notice to Customer following Customer’s failure to pay or deliver any amount hereunder On Demand, in connection with Pershing’s general policy of giving its customers notice of a margin deficiency, Pershing will endeavor to provide notice to Customer wherever practicable under the circumstances.

Pershing may, in its reasonable discretion, require Customer to deliver collateral to maintain margin as required by Pershing On Demand to secure Customer’s performance of any obligations due to Pershing hereunder or pay On Demand any amount that may become due in order to meet requests for additional deposits or “marks to market” for any transactions under this Agreement.

The parties acknowledge that the cash loans provided hereunder are each a “margin loan” as used in the definition of “securities contract” in the United States Bankruptcy Code (11 U.S.C. Section 741).

IV.	INTEREST CHARGES DISCLOSURE STATEMENT

1. Interest Rates. Interest charged on any debit balances in cash accounts or credit extended in margin accounts may be up to 1.00 percentage points above the Pershing Base Lending Rate for that currency. The

Pershing Base Lending Rate for each currency will be set with reference to commercially recognized interest rates, industry conditions relating to the extension of credit, and general credit market conditions. For a loan in a currency other than U.S. dollars, the Pershing Base Lending Rate will be set based on the above-referenced criteria in the country whose currency is the basis of the loan. The Pershing Base Lending Rate for each currency may change without prior notice. When the Pershing Base Lending Rate for a particular currency changes during an interest period, interest will be calculated according to the number of days each rate is in effect during that period. If the rate of interest charged to Customer is changed for any other reason, Customer will be notified at least 30 days in advance.

2. Interest Period. The interest period begins on the 20th of each month and ends on the 19th of the following month. Accordingly, the interest charges for the period as shown on Customer’s monthly statement are based only on the daily net debit and credit balances for the interest period.

3. Method of Interest Computation. At the close of each interest period during which credit was extended to Customer, an interest charge is computed by multiplying the average daily debit balance for that currency by the applicable schedule rate and by the number of days during which a debit balance was outstanding and then dividing by 360. If there has been a change in the rate agreed upon between Pershing and Customer for that currency, separate computations will be made with respect to each rate of charge for the appropriate number of days at each rate during the interest period. If not paid, the interest charge for credit extended to Customer’s account at the close of the interest period is added to the opening debit balance for that currency for the next interest period.

With the exception of credit balances in Customer’s short account, all other credit and debit balances in the same currency will be combined daily and interest will be charged on the resulting average daily net debit balances for that currency for the interest period. Credit balances in one currency will not be combined or netted with debit balances in a different currency. If there is a debit in Customer’s cash account and Customer holds a margin account, interest will be calculated on the combined debit balance for that currency and charged to the margin account. Any credit balance in Customer’s short account is disregarded because such credit collateralizes the stock borrowed for delivery against the short sale. Such credit is disregarded even if Customer should be long the same position in Customer’s margin account

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(for instance, short sale against the box). If the security that Customer sold short (or sold short against the box) appreciates in market price over the selling price, interest will be charged in U.S. dollars or any other currency on the appreciation in value.

Correspondingly, if the security that Customer sold short depreciates in market price, the interest charged will be reduced since Customer’s average debit balance will decline. This practice is known as “marking-to-the-market.” A closing price is issued weekly to determine any appreciation or deprecation in the security sold short.

If Customer’s account is short shares of stock on the record date of a dividend or other distribution, however such short position occurs, on the following business day, Customer’s account will be charged the amount of the dividend or other distribution.

V.	GENERAL PROVISIONS

The provisions of this Section V shall apply to Customer’s Account(s) at Pershing in connection with prime brokerage and non-prime brokerage transactions.

1. Information Sharing. Customer understands that The Bank of New York Mellon Corporation is a global financial organization that operates in and provides services and products to clients through affiliates and subsidiaries located in multiple jurisdictions (the “BNY Mellon Group”). Customer also understands that the BNY Mellon Group may centralize in one or more affiliates, subsidiaries or unaffiliated service providers certain activities, including audit, accounting, administration, risk management, legal, compliance, sales, marketing, relationship management, and the storage, maintenance, aggregation, processing and analysis of information and data regarding Customer and the Account(s). Consequently, Customer hereby consents and authorizes Pershing to disclose to other members of the BNY Mellon Group (and their respective officers, directors and employees) information and data regarding Customer, its employees and representatives, and the Account(s) established pursuant to this Agreement in connection with the foregoing activities. To the extent that information and data includes personal data encompassed by relevant data protection legislation applicable to Customer, Customer represents and warrants that it is authorized to provide the foregoing consents and authorizations and that the disclosure to Pershing will comply with the relevant data protection legislation. Customer acknowledges and agrees that information concerning

Customer may be disclosed to unaffiliated service providers who are required to maintain the confidentiality of such information, to governmental and regulatory authorities in jurisdictions where the BNY Mellon Group operates, and otherwise as required by law.

2. Exchange or Market. Customer’s Account and transactions effected and/or executed through the Account will be subject to and shall be in accordance with the rules and customs of any applicable national securities exchange, electronic communication network, national securities association, alternative trading system, contract market, derivatives transaction execution facility or other exchange or market (domestic or foreign) (each an “Exchange” and collectively “Exchanges”) and their respective clearing houses, as well as any applicable self-regulatory organization, if any, where the transactions are executed, or that otherwise apply to Customer’s Account or transactions, and in conformity with applicable law and regulations of governmental authorities and future amendments or supplements thereto, and Customer agrees to use the Accounts only in accordance with such rules, customs, laws and regulations. Customer understands that the Exchanges have the right to break any executed transaction on various grounds, including if the executed transaction was, in their opinion, “clearly erroneous,” and Pershing will not be liable for such broken transactions unless such broken transactions are caused in whole or part by Pershing’s gross negligence or willful misconduct.

3. General Lien; Delivery of Collateral. Customer hereby grants a first priority perfected security interest in, and following the occurrence of a Close-Out Event a and right of setoff against, all securities and other property, and the proceeds thereof, and all obligations, whether or not due, which are held, carried or maintained by Pershing or in the possession or control of Pershing or which are, or may become, due to Customer (either individually or jointly with others or in which Customer has any interest) and all rights Customer may have against Pershing (including all Customer’s rights, title or interest in, to or under, any agreement or contract with Pershing) as security for the performance of all of Customer’s obligations to Pershing. Customer shall execute such documents and take such other action as Pershing shall reasonably request in order to perfect Pershing’s rights with respect to any such securities and other property. In addition, Customer appoints Pershing as Customer’s attorney-in-fact to act on Customer’s behalf to sign, seal, execute and deliver all documents, and do all acts, as may be required, or as Pershing shall determine to

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be advisable, to perfect the security interests created hereunder in, to provide for Pershing control of, or to realize upon any rights of Pershing in, any or all of the securities and other property. Customer further agrees that Pershing may, in its reasonable discretion at any time and from time to time, require Customer to deliver collateral to margin and secure Customer’s performance of any obligations to Pershing. Such collateral shall be delivered, On Demand, in such amount and form and to such account or recipient as Pershing shall specify. After the occurrence of a Close-Out Event with respect to Customer, as defined below, Pershing may, in its reasonable discretion and without notice to Customer, deduct any amounts from Customer’s Account and apply or transfer any of Customer’s securities and other property interchangeably between any accounts in which Customer has an interest, each of which constitutes unconditional security for all obligations of Customer. With respect to securities and other property pledged principally to secure obligations under an agreement with Pershing, Pershing shall have the right, but in no event the obligation, to apply all or any portion of such securities or other property to secure Customer’s obligations to Pershing under any other agreement with Customer. Under no circumstances shall any securities or other property pledged principally to secure obligations to Pershing under an agreement with Customer be required to be applied or transferred to secure other obligations to Pershing or to be released if Pershing determines that subsequent to such transfer Pershing would be undersecured with respect to any obligations of Customer (whether or not contingent or matured). Customer acknowledges that Pershing and its present and future affiliates act as agents for each other in respect of the assets subject to the security interest as described above and that Pershing and each such affiliate shall comply with any entitlement orders or instructions originated by any of them with respect to such assets or distribute any value in respect of any such assets at the direction of any of them, in each case without any further consent of Customer only (i) to the extent reasonably necessary to satisfy an obligation due and owing to it, and (ii) upon the occurrence of a Close-Out Event as defined below with respect to Customer. For purposes of Articles 8 and 9 of the New York Uniform Commercial Code (“UCC”), to the extent that Customer has any control with respect to any such assets, upon the occurrence of a Close-Out Event as defined below, Customer shall no longer have any control over such assets. Pershing and each such affiliate and Customer agree that all such assets credited to any securities account maintained on the books of Pershing or any such affiliate shall be treated as a financial asset for purposes of the UCC. Pershing and each such affiliate hereby notify each other of, and each of them acknowledges, the first priority perfected security interest granted by Customer hereunder.

4. Default. If either party (i) defaults in the performance of any payment or delivery obligation under this Agreement and such failure is caused by an administrative or clerical error and has not been cured by the end of the first business day following the day of such failure; (ii) defaults in the performance of any material obligation under this Agreement (other than a default specified in (i) above) and such default has not been cured by the end of the first business day following such failure; (iii) becomes bankrupt, insolvent or subject to any voluntary or involuntary bankruptcy, reorganization, insolvency or similar proceeding; if the security interest hereunder is not or ceases to be a first priority perfected security interest (“Security Interest Failure”) and such Security Interest Failure did not result from Pershing’s gross negligence, willful misconduct or material breach of this Agreement; (each a “Close-Out Event”), then the non-defaulting party will make reasonable efforts to notify the other party prior to taking such actions if practical under the circumstances. However, such notice is not a condition precedent to taking such actions and the non-defaulting party may cancel, terminate, accelerate, liquidate and/or close-out any or all transactions and agreements between Customer and Pershing, sell or otherwise transfer any securities or other property which Pershing may hold for Customer or which is due to Customer (either individually or jointly with others) and apply the proceeds to the discharge of Customer’s obligations, set-off, net and recoup any obligations (whether physical or financial and whether or not then due) to Customer against any obligations (whether physical or financial and whether or not then due) to Pershing, exercise all rights and remedies in respect of all collateral under the UCC (whether or not the UCC is otherwise applicable in the relevant jurisdiction) or right of set-off, cover any open positions of Customer (by buying in or borrowing securities or otherwise) and take such other actions as the non-defaulting party deems reasonably appropriate in its commercially reasonable discretion, provided that if applicable law would stay or otherwise impair the ability of the non-defaulting party to take any such action upon any such bankruptcy, reorganization, insolvency or similar proceeding, the non-defaulting party will be deemed to have taken such action with respect to the cancellation, termination, acceleration, liquidation and/or close-out of transactions, and the application of appropriate set-offs, and if and to the extent the non-defaulting party deems it appropriate in its commercially reasonable discretion, the sale or disposition of securities or other

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property of Customer, the exercise of rights of a secured creditor, and the application of proceeds immediately prior to such bankruptcy, reorganization, insolvency or similar proceeding. The defaulting party shall remain liable for any directly related deficiency and shall promptly reimburse the non-defaulting party for any commercially reasonable, directly related loss or commercially reasonable expense incurred thereby including losses sustained by reason of an inability to borrow any securities or other property sold for Customer’s Account. The parties agree to promptly notify each other upon the occurrence of a Close-Out Event, but the failure to provide such notice shall not prejudice a party’s right to determine that a Close-Out Event has occurred.

5. Interest, Fees. Customer agrees to pay reasonable interest charges which may be imposed by Pershing in accordance with the terms of the “Interest Charges Disclosure Statement” section in conjunction with any transaction, including for securities purchased, in Customer’s Account and prepayments in Customer’s Account (i.e., the crediting of the proceeds of sale prior to settlement date or prior to receipt by Pershing of the item sold in good deliverable form). Customer acknowledges review of the terms of the “Interest Charges Disclosure Statement” and agrees to be bound thereby. Customer agrees to pay within one (1) Business Day any amount which may become due in order to meet requests for additional deposits or marks to market with respect to any transactions including unissued securities purchased or sold by Customer. Customer agrees to pay within one (1) business day any custody or other fees which may be imposed by Pershing with respect to the Account. Customer authorizes Pershing to automatically debit Customer’s Account in payment of any charges posted to the Account. Except as required by applicable law, each payment by Customer, and all deliveries of margin or collateral, under this Agreement shall be made, and the value of any margin or collateral shall be calculated, without withholding or deducting any taxes, levies, imposts, duties, charges, assessments or fees of any nature, including interest, penalties and additions thereto that are imposed by any taxing authority (“Taxes”). If any Taxes are required to be withheld or deducted, Customer shall pay such additional amounts as necessary to ensure that the actual net amount received by Pershing is equal to the amount that Pershing would have received had no such withholding or deduction been required. With respect to payments by Pershing to Customer under this Agreement, Customer will provide Pershing with any forms or documentation reasonably requested by Pershing in order to reduce or eliminate withholding tax thereon. Pershing is hereby authorized to withhold

Taxes from any payment made hereunder and remit such Taxes to the relevant taxing authorities to the extent required by applicable law.

6. Orders. Except as provided in the next sentence, the giving of each sell order by Customer shall constitute a designation of the sale as “long” and a certification that the securities to be sold are owned by Customer and, if such securities are not in Pershing’s possession, the placing of such order shall constitute a warranty and covenant by Customer that Customer shall deliver such securities to Pershing on or before settlement date. If Customer maintains a margin account, Customer agrees to designate all sell orders as “long”, “short”, or “short exempt”. Customer agrees that Pershing may cancel or “buy-in” any sell order, if such securities are not in the Account, are not timely delivered or are not in “good deliverable form.” In a “buy-in,” the party that failed to deliver the securities, or failed to deliver the securities in good deliverable form, is accountable for any resulting losses or expenses. Prior to placing an order for the sale or transfer of any securities subject to Rule 144 or Rule 145(d) or Regulation S under the Securities Act of 1933 or any other rule relating to restricted or control securities or securities that are otherwise contractually restricted (“Restricted Securities”), Customer agrees that it will advise Pershing of the status of the securities and furnish Pershing with the necessary documents to satisfy legal transfer requirements. Restricted Securities may not be sold or transferred until they satisfy legal transfer requirements. Customer agrees that even if the necessary documents are furnished in a timely manner, there may be delays in the processing of Restricted Securities, which may result in delays in the delivery of securities and the crediting of cash to Customer’s Account. Customer is responsible for any delays, expenses and losses associated with compliance or failure to comply with all of the requirements and rules relating to Restricted Securities, and agrees to hold Pershing harmless in connection therewith absent Pershing’s gross negligence, material breach of this Agreement, or willful misconduct.

Customer acknowledges that when Customer or Pershing sends an order for Customer’s Account to an Exchange for execution, such order may be matched with a bid or offer by affiliated entities of Pershing that are specialists, market-makers and traders of these products on exchanges and in other marketplaces. Customer hereby consents to the execution of all or part of Customer’s orders with such entities.

7. Orders, Average Price Trades. Customer acknowledges that Pershing may, in its reasonable

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discretion and without prior notice to Customer, refuse to accept or execute or clear or settle any order from Customer and, in such case, Pershing shall endeavor to give Customer prior notice of such refusal. However, prior notice is not a condition precedent to taking such actions. Customer agrees that Pershing, in its reasonable discretion, may, but is not required to combine or “bunch” orders for Customer’s account with orders for other customers’ accounts or accounts in which Pershing has beneficial interest and allocate the securities as proceeds acquired among the participating accounts in a manner that Pershing believes is fair and equitable, and in accordance with directions of Customer’s agents, if applicable. In addition, there may be circumstances in which Pershing does not obtain the same price or execution for all of Customer’s order or for the bunched order described above. In either event, Customer will receive an average price for these transactions, unless Customer’s agent otherwise instructs. Customer agrees that the Pershing confirmation price for such transactions will reference an average price execution and that details will be furnished upon request.

Customer acknowledges that, unless Pershing has expressly agreed in writing otherwise, Pershing is acting in the capacity of Customer’s broker or dealer in connection with any transaction executed for or with Customer’s Account and not as a financial adviser or a fiduciary, and no advice provided by Pershing has formed or shall form a primary basis for any investment decision by or on behalf of Customer. Pershing may make available certain information about securities and investment strategies, including its own research reports and market commentaries as well as materials prepared by others. None of this information is personalized or in any way tailored to reflect C:ustomer’s personal financial circumstances or investment objectives and the securities or investment strategies discussed might not be suitable for Customer. Therefore, Customer should not view the fact that Pershing is making this information available as a recommendation to Customer of any particular security or investment strategy. To the extent that Customer’s transactions differ from a specific recommendation made by Pershing, if any, to C:!ustomer with respect to the security, size, price and timing of a recommended transaction, or to the extern there have been variations in the facts relevant to the transaction, Customer agrees that Pershing has no responsibility for determining the suitability of these transactions to Customer.

8. Information, Reports, Statements, Communications. Upon Pershing’s reasonable request, Customer will promptly furnish to Pershing any information that is reasonably accessible to Customer about Customer (including financial information) Pershing believes necessary to evaluating Pershing’s relationship with Customer. Customer represents (which representation shall be deemed repeated on each day on which this Agreement is in effect) that Customer’s financial statements or similar documents previously or hereafter provided to Pershing (i) do or will fairly present the financial condition of Customer as of the date of such financial statements and the results of its operations for the period for which such financial statements are applicable, (ii) have been prepared in accordance with generally accepted account principles consistently applied and, (iii) if audited, have been certified without reservation by a firm of independent public accountants.

Reports or confirmations of the execution of orders and statements of Customer’s Account shall be conclusive if not objected to in writing within ten (10) business days after forwarding by Pershing to Customer by mail, web-reporting or otherwise.

Communications mailed, electronically transmitted or otherwise sent to Customer at the address specified in Pershing’s records shall, until Pershing has received notice in writing of a different address and has updated its records (which update may take up to three (3) business days after receipt), be deemed to have been forwarded by Pershing when sent.

9. Custodial Arrangements. If Pershing acts as custodian for the securities and other property in Customer’s Account, Pershing is authorized to register such securities and other property in the name of Pershing, or any nominee, including sub-custodians, or cause such securities and other property to be registered in the name of, or in the name of the nominee of, a recognized depository or clearing organization. Customer understands that when Pershing holds on Customer’s behalf bonds or preferred stocks that are callable in part by the issuer, such securities will be subject to an impartial lottery allocation system in which the probability of Customer’s securities being selected as called is proportional to the holdings of all customers of such securities held in bulk by or for Pershing. Customer further understands that Pershing will withdraw such securities from any depository prior to the first date on which such securities may be called unless such depository has adopted an impartial lottery system which is applicable to all participants. Pershing is authorized to withdraw securities sold or otherwise disposed of, and to credit Customer’s Account with the proceeds thereof or make such other disposition

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thereof as Customer may direct. Pershing is further authorized to collect all income and other payments which may become due on Customer’s securities, to surrender for payment maturing obligations and those called for redemption and to exchange certificates in temporary form for like certificates in definitive form, or, if the par value of any shares is changed, to effect the exchange for new certificates. It is understood and agreed by Customer that although Pershing will use reasonable efforts to effect the authorization set forth in the preceding sentence, Pershing will incur no liability absent Pershing’s gross negligence, material breach of this Agreement, or willful misconduct for its failure to do so. Pershing is subject to Exchange rules and regulations that may require it to forward to its customers certain written materials relating to the securities and other property in such customer’s account (including proxy materials). Except as otherwise required by these rules and regulations, Pershing is not otherwise responsible for obtaining, notifying Customer of its receipt of, or forwarding to Customer, any written materials relating to the securities and other property in Customer’s Account.

Under Rule 15c3-3 of the Securities Act of 1933 (“Rule 15c3-3”), Pershing is required to obtain and, thereafter, to maintain possession or control of customer fully-paid securities and excess margin securities, as such terms are defined in that rule. If Pershing determines that it does not have sufficient securities under its possession or control as required (such a condition is referred to as a segregation deficiency), it is required by Rule 15c3-3 to take certain steps to obtain possession or control, including, without limitation, recalling securities from loans, and is permitted the period of time set forth in the rule in which to obtain possession or control. To the extent that Pershing has a segregation deficiency in shares over a record date for a vote, dividend or other corporate action or distribution, Pershing will allocate such deficiency to either (a) the customer(s) to whom such a deficiency is attributed (if any); or (b) if the deficiency cannot practically be attributed to any particular customer, Pershing will allocate such deficiency to its customers using a random impartial lottery. Customer understands and agrees that Pershing may change its allocation method at any time. The customers to whom such deficiency is allocated will be unable to vote or give consent in respect of such corporate action.

10. Short Sales and Locates of Borrowable Securities. Customer agrees that any order to sell short will be designated as such by Customer at the time the order is placed. Short sales are sales of a security that Customer does not own, or any sale completed by the delivery of a security borrowed by the seller, usually from a broker. Thus, if Customer either does not own the security being sold or owns the security but does not believe the security will be in the physical possession or control of Pershing prior to settlement date, Customer must so inform Pershing, who will mark such sales “short.” Short sales are authorized only in margin accounts, and only where Pershing can make arrangements to borrow the security. In order to complete a short sale, Pershing must be able to borrow any security that Customer does not own.

Any interest or rebate of interest or other benefit Pershing may receive in connection with the loan of Customer’s securities or in connection with Customer’s short sale shall be exclusively for the account of Pershing.

Customer agrees that no short sales will be effected by it through an Executing Broker as part of a Prime Brokerage Transaction or through Pershing in a non-Prime Brokerage Transaction unless a “locate” or “pre-borrow”, as applicable, for such security has been obtained. If Customer has arranged for Pershing to obtain such locate, Pershing shall have reasonable discretion in the selection of sources to cover any short sales, including sourcing the securities from any other department within Pershing or from any affiliate. All short positions in Customer’s Account will be marked-to-market daily. Subject to certain limited exceptions, before executing a short sale, a broker-dealer is required to make an “affirmative determination” as to whether the broker-dealer will receive delivery of the security from the customer or the securities can be borrowed by the settlement date. This process is commonly referred to as “obtaining a locate.” If a sufficient quantity of securities is not available from the broker-dealer’s inventory, the broker-dealer may, among other things, contact third-party lenders to ascertain whether they have securities available for lending. If a sufficient quantity of securities appears borrowable, the broker-dealer may proceed to execute the short sale on behalf of its customer. A locate is simply an indication that, as of the time the locate is obtained, it appears that securities will be available for borrowing on the settlement date. A locate is not a guarantee that securities will actually be available for lending and delivery on the settlement date or that the lender will not thereafter require the return of the borrowed securities at any time. If the securities are not available for borrowing for any reason by the settlement date, Customer, as the seller, will “fail to deliver” to the purchaser. A purchaser or securities lender may, in addition to other remedies and at any time after the giving of any required notice, buy-in the securities that were not timely delivered and Customer

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will be responsible for all losses and costs of the buy-in. If Pershing (i) executes a short sale of any securities on behalf of Customer, (ii) is responsible for settling a short sale on behalf of Customer that was executed at an Executing Broker, or (iii) if Customer fails to deliver any securities it has sold in a long sale, Pershing is authorized to borrow the securities necessary to enable Pershing to make delivery. Customer agrees to be responsible for any cost or loss Pershing may reasonably incur in sourcing and maintaining the borrow, or the cost Pershing may incur in obtaining the securities if Pershing is unable to borrow such securities. Customer hereby authorizes Pershing to complete all such transactions and authorizes Pershing to make advances and expend monies as are required. In respect of short positions maintained by Customer over a corporate action record date, Pershing will, on the relevant payment date for such corporate action, if any, charge Customer’s Account for money or property equal in value to the cost of such corporate action attributable to Customer’s short position, including the costs of any lost tax benefits for the lenders. Customer acknowledges that Pershing may source a borrow of securities from its own proprietary accounts or from customer margin shares. Customer is ultimately responsible for the delivery of securities on the settlement date, the consequences of a failure to deliver, the timely return of securities borrowed on Customer’s behalf, and all costs associated with such borrowings, including costs relating to any corporate actions.

11. Close-Out or Liquidation of Listed Option Positions. In addition to the rights granted to Pershing under this Agreement with Customer and any other agreement between Pershing and Customer, Customer expressly authorizes Pershing to liquidate or close-out any of Customer’s listed option positions, but will make reasonable efforts to notify Customer prior to taking such actions if practical under the circumstances. However, such notice is not a condition precedent to taking such actions. Said close-out of Customer’s listed option positions will take place, in Pershing’s sole but commercially reasonable discretion, (i) if and when Customer’s open positions exceed applicable position limits so as to reduce such open positions to a level that is in compliance with such limits, or (ii) upon the occurrence of a Close-Out Event. Customer will bear and be solely responsible for any losses associated with such a reduction or liquidation, absent Pershing’s gross negligence or willful misconduct.

12. Buy-in of Government Securities. Regulations issued under the Government Securities Act of 1986 require Pershing to initiate buy-in procedures for mortgage-backed securities that have been purchased for Customer and that remain in a fail-to-receive status for more than 60 calendar days (referred to below as “fully paid fails”). Mandatory buy-ins are also required to complete a sale by Customer (referred to below as “sell order fails”) of government securities which have not been received from Customer within 30 calendar days after the settlement date (or in the case of mortgage-backed securities, 60 calendar days after settlement date). The Bond Market Association Buy-in Procedures for Mortgage Backed Securities and the Bond Market Association Buy-in Procedures for Government Securities permit the use of alternatives other than purchasing securities (e.g., securities may be borrowed, substituted or bought back) in closing out fully paid fails and sell order fails and also provide an exemption for short sales.

13. Additional Listed Options Provisions; Options “Style,” Exercise Assignment Notices. If Customer trades listed option contracts, Customer is aware of and agrees to be bound by all laws and rules applicable to the trading of option contracts. In particular, Customer, either acting alone or in concert with others, agrees not to violate directly or indirectly (through Pershing as broker or otherwise), or contribute to the violation of the position or exercise limits of the Exchanges, which limits can be obtained by contacting a Pershing sales representative. Customer acknowledges that the “style” of an option refers generally to when that option is exercisable. Specifically, (i) an “American-style” option is an option that may be exercised at any time (i.e., on a business day in which the option Exchange on which the option trades is open for trading) prior to its expiration, (ii) a “European-style” option is an option that may be exercised only on a specified exercise date (or expiration date) or during a specified time period before the option expires, and (iii) a “capped” option is an option that is automatically exercised prior to expiration if the market or Exchange on which the option trades determines that the value of the underlying interest at a specified time has reached the “cap price” for the option. Customer understands that exercise assignment notices for option contracts are allocated among customer short positions pursuant to an automated procedure that randomly selects from among all customer short option positions, including positions established on the day of assignment, those contracts which are subject to exercise. Customer understands and agrees that Pershing may change its allocation method at any time. Customer further understands that all short positions in “American-style” options are liable for assignment at any time. A more detailed description of this random allocation procedure is available upon request.

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14. Notice of Bankruptcy, Insolvency, Reorganization, Dissolution, Termination, Incompetence & Death. In the event of any change which affects the manner in which the securities and other property in the Account is held (including, as applicable and without limitation, the death, resignation or incompetence of a joint owner or general partner or the bankruptcy, insolvency, reorganization, or dissolution of Customer or other similar event that affects Customer’s legal standing), Customer shall promptly give Pershing written notice thereof and, in addition to the actions permitted under this Account Agreement and any other agreements relating to Customer’s Account, Pershing is authorized to take such action, require such documents and tax waivers, and retain such portion of or restrict transactions in the Account, all as Pershing may reasonably deem advisable.

15. Use of Name. Each party agrees not to use the other’s name for any purpose without prior written consent, including, but not limited to, in any advertisement, publication or offering material; provided, however, that Pershing consents to Customer’s stating in its offering documents that Pershing is its prime broker so long as such statement is factually accurate at the time the statement is made and it is made clear in such disclosure that Pershing has no responsibility for the preparation and accuracy of such offering documents.

16. Background Check. Customer authorizes Pershing and any agent or service provider to use, verify and confirm any of the information that Customer or its agent provides, including obtaining reports concerning Customer’s (and its principals’) background, credit standing and business conduct and to share all such information with their successors, assigns, agents and service providers to determine Customer’s eligibility for an Account or any feature or otherwise. Upon Customer’s written request, Pershing will inform Customer whether Pershing has obtained credit reports, and, if so, Pershing will provide Customer with the name and address of the reporting agency that furnished the reports. Customer agrees that, without notifying Customer, Pershing may request a new credit report in connection with any review, extension, or renewal of the Account. Customer further agrees that Pershing may submit information reflecting on Customer’s credit record to a credit reporting agency. Customer authorizes Pershing to share with its affiliates credit bureau information, information contained in Customer’s application to open an Account, information obtained from third parties and similar information, or to use such information consistent with Pershing’s privacy policy.

17. Confidential Information. “Confidential Information” of a party shall mean all data and information submitted to the other party or obtained by the other party in connection with the services, including information relating to a party’s customers (which includes, without limitation, Non-Public Personal Information as that term is defined in Securities and Exchange Commission Regulation S-P), technology, operations, facilities, consumer markets, products, capacities, systems, procedures, security practices, research, development, business affairs, ideas, concepts, innovations, inventions, designs, business methodologies, improvements, trade secrets, copyrightable subject matter and other proprietary information.

All Confidential Information relating to a party shall be held in confidence by the other party to the same extent and in at least the same manner as such party protects its own confidential or proprietary information. Neither party shall disclose, publish, release, transfer or otherwise make available Confidential Information of the other party in any form to, or for the use or benefit of, any person or entity without the other party’s consent. Each party shall, however, be permitted to disclose relevant aspects of the other party’s Confidential Information to its officers, agents, subcontractors, partners, advisors, counsel, financial advisors and employees to the extent such disclosure is required for the: performance of its duties and obligations under this Agreement and such disclosure is not prohibited by Gramm-Leach-Bliley Act of 1999 (“GLBA”), which amends the Securities and Exchange Act of 1934, as it may be amended from time to time, the regulations promulgated by the Securities and Exchange Commission thereunder or other applicable law; provided, however, that such party shall take all reasonable measures to ensure that Confidential Information of the other party is not disclosed or duplicated in contravention of the provisions of this Agreement by such officers, agents, subcontractors and employees. The obligations in this Paragraph (“Confidential Information”) shall not restrict any disclosure by either party pursuant to any applicable law, or by order of any court or government agency (provided that the disclosing party shall give prompt notice to the non-disclosing party of such order) and shall not apply with respect to information which (i) is developed by the other party without violating the disclosing party’s proprietary rights; (ii) is or becomes

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publicly known (other than through unauthorized disclosure); (iii) is disclosed by the owner of such information to a third party free of any obligation of confidentiality; (iv) is already known by such party without an obligation of confidentiality other than pursuant to this Agreement or any confidentiality agreements entered into between the parties before the effective date of this Agreement; or (v) is rightfully received by a party free of any obligation of confidentiality. If the GLBA, the regulations promulgated by the Securities and Exchange Commission thereunder or other applicable law now or hereafter in effect imposes a higher standard of confidentiality to the Confidential Information, such standard shall prevail over the provisions of this Paragraph (“Confidential Information”).

Pershing will take commercially reasonable steps to protect Confidential Information of Customer in Pershing’s possession from unauthorized use, access, disclosure, alteration or destruction. Pershing will promptly notify Customer of any known security breach that may result in the unauthorized use, access, disclosure, alteration or destruction of Confidential Information.

Customer acknowledges that the services Pershing provides hereunder involve Customer access to proprietary technology, trading and other systems, and that techniques, algorithms and processes contained in such systems constitute trade secrets and shall be safeguarded by Customer, and that Customer shall exercise reasonable care to protect Pershing’s interest in such trade secrets. Customer agrees to make the proprietary nature of such systems known to those of its consultants, staff, agents or customers who may reasonably be expected to come into contact with such systems. Customer agrees that any breach of this confidentiality provision may result in its being liable for damages as provided by law.

This Paragraph shall survive the termination of this Agreement.

18. Disclaimer of Liability; Indemnification. Except as otherwise provided by law or otherwise provided herein, Pershing shall not be liable for any expense, losses, damages, liabilities, demands, charges, claims, penalties, fines and excise taxes of any kind or nature (including legal expenses and reasonable external attorneys’ fees) (“Losses”) by or with respect to any matters pertaining to the Account, except to the extent that such Losses are actual Losses and have resulted from Pershing’s gross negligence, material breach of this Agreement or willful misconduct. In addition, Customer agrees that

Pershing shall have no liability for, and agrees to indemnify and hold Pershing harmless from, all Losses that result in connection with or related to the Account, this Agreement, any other Agreement between Pershing and Customer or from: (a) Customer’s or its agent’s misrepresentation, act or omission or alleged misrepresentation, act or omission in connection with this Agreement, (b) Pershing following Customer’s or its agent’s directions or failing to follow Customer’s or its agent’s unlawful or unreasonable directions pursuant to this Agreement, (c) any activities or services of Pershing in connection with the Account (including, without limitation, any technology services, reporting, trading, research or capital introduction services; in each case, in connection with this Agreement) and (d) the failure by any person not controlled by Pershing to perform any obligations to Customer in connection with this Agreement; in each case, absent Pershing’s gross negligence, material breach of this Agreement or wilful misconduct.

Customer consents to the use of automated systems or service bureaus by Pershing in conjunction with Customer’s Account, including, but not limited to, automated order entry and execution, recordkeeping, reporting and account reconciliation and risk management systems (collectively “Automated Systems”). Customer understands that the use of Automated Systems entails risks, such as interruption or delays of service, system failure and errors in the design or functioning of such Automated Systems (collectively, a “System Failure”) that could cause substantial damage, expense or liability to Customer. Customer understands and agrees that Pershing will have no liability whatsoever for any claim, loss, cost, expense, damage or liability of Customer arising out of or relating to a System Failure absent Pershing’s gross negligence, material breach of this Agreement or willful misconduct. Customer also agrees that Pershing will have no responsibility or liability to Customer in connection with the performance or nonperformance by any Exchange, market, clearing organization, clearing firm or other third party (including banks and sub-custodians) of its or their obligations relative to any securities or other property of Customer absent Pershing’s gross negligence, material breach of this Agreement or willful misconduct. Except as otherwise provided herein or by law, Customer agrees that Pershing will have no liability to Customer or to third parties, or responsibility whatsoever, for: (a) Losses resulting from a cause over which Pershing does not have direct control, including the failure of mechanical equipment, unauthorized access, theft, operator errors, government restrictions, force majeure (i.e.,

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earthquake, flood, severe or extraordinary weather conditions, or other act of God, fire, war, insurrection, riot, labor dispute, strike, or similar problems, accident, action of government, communications, power failure or equipment or software malfunction), Exchange or market rulings or suspension of trading, (b) any special, indirect, incidental, consequential, punitive or exemplary damages (including lost profits, trading losses and damages) that Customer may incur in connection with Customer’s use of the brokerage and other services provided by Pershing under this Agreement.

Pershing agrees that Customer will have no liability to Pershing or to third parties or responsibility whatsoever, for: (a) Losses resulting from a cause over which Customer does not have control, including government restrictions, force majeure (i.e., earthquake, flood, severe or extraordinary weather conditions, or other act of God, fire, war, insurrection, riot, labor dispute, strike, or similar problems, accident, action of government, communications, power failure or equipment or software malfunction), Exchange or market rulings or suspension of trading, (b) any special, indirect, incidental, consequential, punitive or exemplary damages (including lost profits, trading losses and damages) that Pershing may incur in connection with Customer’s use of the brokerage and other services provided by Pershing under this Agreement.

19. ERISA. If part or all of the assets of Customer constitute the assets of an employee benefit plan subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the Internal Revenue Code of 1986 (the “Code”) or of a “plan” subject to the prohibited transaction provisions of Section 4975 of the Code by reason of Section 3(42) of ERISA or otherwise, Customer represents and warrants on each day during the life of this Account Agreement and any transactions entered into hereunder, both in its individual and fiduciary capacities that: (i) no transaction engaged in by Customer will constitute a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA and Customer shall enter into any transaction hereunder solely on the basis of determining that Customer (and each employee benefit plan which constitutes the assets of Customer) will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17)(B) of ERISA); (ii) Customer’s investment manager will be eligible to act as a “qualified professional asset manager” within the meaning of Department of Labor Prohibited Transaction Class

Exemption 84-14 with respect to Customer and each employee benefit plan the assets of which constitute the assets of Customer; (iii) Customer’s investment manager will at all times meet the requirements of Section 412 of ERISA; (iv) neither this Agreement nor any transaction entered into or contemplated hereunder will violate any applicable law, rule, regulation or constitutional provision applicable to Customer, and (v) Pershing has not provided nor will provide any advice that has constituted or will constitute a primary basis of any investment decision by or on behalf of Customer, and Pershing is not nor shall Pershing become a fiduciary with respect to Customer by reason of its services provided hereunder. Each of Pershing and Customer (and each person acting on Customer’s behalf) agrees that they shall not treat the assets pledged as collateral by Customer in connection with any transaction entered into under this Agreement as “plan assets” under ERISA or Section 4975 of the Code.

20. Power and Authority. Customer (and each person acting on Customer’s behalf) represents and warrants that it has all necessary power and authority to execute and perform this; Agreement and that the execution and performance of this Agreement will not cause it to violate any provisions in its charter, by-laws, partnership agreement, , trust agreement or other constituent agreement or instrument, and that neither this Agreement nor any transaction entered into or contemplated hereunder will violate any applicable law, rule, regulation or constitutional provision (including, without limitation, any provision of ERISA, Section 4975 of Code or any tax “qualification” rule under the Code). Customer further represents and warrants that this Agreement, as amended from time to time, is a legal, valid and binding obligation, enforceable against Customer in accordance with its terms. Each of the persons executing this Agreement on Customer’s behalf represents that he or she acting alone has full power and authority to deal with Pershing on Customer’s behalf without notice to Customer or any other undersigned person. Customer agrees that Pershing will be entitled to act upon the instructions of any officer, director or employee of Customer having actual or apparent authority to act on behalf of Customer.

21. Entire Agreement. This Agreement and all related documentation hereto constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No

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representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. The rights and remedies set forth in this Agreement are intended to be cumulative and not exclusive. Neither this Agreement nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder. If any provision of this Agreement is held to be invalid, void or unenforceable by reason of any law or legal process, that determination will not affect the validity of the remaining provisions of this Agreement. The fulfillment of any and all obligations of Pershing to Customer hereunder is contingent upon there being no breach, repudiation, misrepresentation or default or potential default (however characterized) by Customer under this Agreement.

22. Governing Law, Successor and Assigns, Waiver. This Agreement end its enforcement, and each transaction entered into hereunder and all matters arising in connection with this Agreement and transactions hereunder shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to its choice of law doctrine, and its provisions shall cover individually and collectively all Accounts which Customer may maintain with Pershing, provided, however, this shall not otherwise limit Pershing from exercising rights available under any other agreement or by operation of law or otherwise. As between Customer and Pershing, both agree that the securities intermediary’s jurisdiction, within the meaning of Section 8-110(e) of the UCC, in respect of the Account is the State of New York and the law applicable to all the issues specified in Article 2(1) of the Hague Convention on the Law Applicable to Certain Rights in Respect of Securities Held with an Intermediary (“Hague Securities Convention”) is the law in force in the State of New York and agree that none of them has or will enter into any agreement to the contrary. Customer understands that federal and state laws, and the rules and regulations of Exchanges and self-regulatory organizations, are subject to change, and therefore Pershing may be required to change its procedures to conform to applicable law. This Agreement is binding upon and inures to the benefit of Pershing, Customer and our respective legal representatives, successors and permitted assigns. Neither Pershing nor Customer may assign its rights or delegate its obligations under this Agreement, in whole or in part, without the prior written consent of the other party, except for an assignment and delegation by Pershing of all of Pershing’s rights and obligations hereunder to any affiliate or successor, which may be undertaken by giving prior written notice to Customer.

Notwithstanding the foregoing, any actions taken by or authorized to be taken by Pershing under this Agreement may be taken by or through the use of agents of Pershing. No waiver of any provision of this Agreement shall be deemed a waiver of any other provision, or a continuing waiver of the provision or provisions so waived. All waivers and modifications must be in writing. Any purported assignment in violation of this Paragraph will be void.

23. Termination. Each party agrees that the Accounts maintained hereunder may be terminated by Customer at any time effective upon the giving of notice of such termination to Pershing or by Pershing by giving 30 days prior written notice to Customer. All applicable provisions will survive the termination of the Accounts and this Agreement. Without limiting the foregoing, upon any such termination, the provisions of this Agreement shall remain in effect with respect to all securities and other property then held in such Accounts, all assets subject to the security interest hereunder, and all transactions and agreements then outstanding between Customer and Pershing.

24. Severability. If any provision of this Agreement shall be held to be invalid or unenforceable, the validity or enforceability of the remaining provisions and conditions shall not be affected thereby.

25. Captions. Captions herein are for convenience only and are not of substantive effect.

26. Non-Exclusivity of Remedies. The enumeration herein of specific remedies shall not be exclusive of any other remedies. Any delay or failure by a party to this Agreement to exercise any right, power, remedy, or privilege herein contained, or now or hereafter existing under any applicable statute or law, shall not be construed to be a waiver of such right, power, remedy, or privilege.

No single, partial, or other exercise of any such right, power, remedy, or privilege shall preclude the further exercise thereof or the exercise of any other right, power, remedy, or privilege.

27. Arbitration. This Agreement contains a predispute arbitration clause. By signing an arbitration agreement, the parties agree as follows:

(a) All parties to this Agreement are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

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(b) Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.

(c) The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

(d) The arbitrators do not have to explain the reason(s) for their award unless, in an eligible case, a joint request for an explained decision has been submitted by all parties to the panel at least 20 days prior to the first scheduled hearing date.

(e) The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

(f) The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.

(g) The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this Agreement.

Customer agrees that any and all controversies that may arise between Customer and Pershing, including, but not limited to, those arising out of or relating to the transactions contemplated hereby, the Accounts established hereunder, any activity or claim related to Customer’s Accounts or the construction, performance, or breach of this Agreement shall be determined by arbitration conducted before The Financial Industry Regulatory Authority (“FINRA”), or, if FINRA declines to hear the matter, before the American Arbitration Association, in accordance with their arbitration rules then in force.

The arbitrator(s) may not grant an award of attorneys’ fees to or against any party, unless specifically agreed to in writing by the parties to the arbitration or as may be specifically permitted by applicable law or regulation.

The award of the arbitrator(s) shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction.

No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until:

(i)	the class certification is denied;

(ii)	the class is decertified; or

(iii)	the Customer is excluded from the class by the court.

Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

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VI.	SIGNATURE PAGE

Terms and Conditions

By signing below, the Customer, or its Agent on behalf of the Customer, pursuant to a certain Third-Party Authorization, agrees to the terms and conditions set forth herein, including the following:

1. THE SECURITIES IN YOUR MARGIN ACCOUNT(S) AND ANY SECURITIES FOR WHICH YOU HAVE NOT FULLY PAID, TOGETHER WITH ALL ATTENDANT OWNERSHIP RIGHTS, MAY BE LOANED TO PERSHING OR LOANED OUT TO OTHERS; AND

2. THIS AGREEMENT CONTAINS A PRE-DISPUTE ARBITRATION CLAUSE AT PARAGRAPH 27 BEGINNING ON PAGE 17 OF THIS AGREEMENT.

CUSTOMER

By:	Blackstone / GSO Long-Short Credit Income Fund
	By: GSO / Blackstone Debt Funds Management LLC, its Investment Advisor	6/17/2014
	Printed Name of Customer	Date

	Marisa J. Beeney	Authorized Signatory
	Printed Name of Authorized Signer for Customer	Printed Title of Authorized Signer for Customer

/s/ Marisa J. Beeney
Signature

AGENT (if applicable)

By:
	Printed Name of Agent	Printed Name of Customer’s Agent

	Printed Name of Authorized Signer for Agent	Printed Title of Authorized Signer for Agent

Signature

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PRIME BROKER

By:
Printed Name of Prime Broker	Date

Printed Name of Authorized Signer for Prime Broker	Printed Title of Authorized Signer for Prime Broker

Signature

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